EXHIBIT 99

PRESS RELEASE DATED JANUARY 24, 2013

Company Contact:

Steven M. Klein

Chief Operating & Financial Officer

Tel: (732) 499-7200 ext. 2510

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES

FOURTH QUARTER 2012 RESULTS

NOTABLE ITEMS INCLUDE:

•	NET INTEREST INCOME FOR 2012 INCREASED 5.0% OVER 2011, DRIVEN BY HIGHER LEVELS OF INTEREST EARNING ASSETS

•	LOAN PRODUCTION REMAINED STRONG IN 2012

¡	LOANS HELD-FOR-INVESTMENT, NET, GREW 15.7%

¡	MULTIFAMILY LOANS INCREASED $151.8 MILLION, OR 33.1%, FROM DECEMBER 31, 2011

•	NONPERFORMING ASSETS AS A PERCENTAGE OF TOTAL ASSETS DROPPED TO 1.30%

•	NONPERFORMING LOANS TO TOTAL LOANS DECLINED TO 2.85%, A 18.9% DECREASE FROM DECEMBER 31, 2011 LEVELS

•	ALLOWANCE FOR LOAN LOSSES INCREASED TO 87.7% OF NON-PERFORMING LOANS HELD-FOR-INVESTMENT AND REPRESENTS 2.48% OF ORIGINATED LOANS

•	DEPOSITS CONTINUE TO INCREASE WHILE THE AVERAGE COST OF DEPOSITS DECLINED TO 56 BASIS POINTS FOR THE QUARTER

•	ACQUISITION OF FLATBUSH FEDERAL SAVINGS COMPLETED IN FOURTH QUARTER

•	CAPITAL REMAINS STRONG AT 14.9% OF TOTAL ASSETS

WOODBRIDGE, NEW JERSEY, JANUARY 24, 2013.…NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported basic earnings per common share of $0.06 and $0.30 for the quarter and year ended December 31, 2012, respectively, as compared to $0.07 and $0.30 for the quarter and year ended December 31, 2011, respectively. Diluted earnings per common share was $0.06 and $0.29 for the quarter and year ended December 31, 2012, respectively, as compared to $0.07 and $0.30 for the quarter and year ended December 31, 2011, respectively. Earnings per share amounts have been restated to reflect the completion of our second-step conversion at a conversion ratio of 1.4029.

John W. Alexander, Chairman and Chief Executive Officer, commenting on 2012 stated, “Northfield has just completed a memorable year. We began the year celebrating our 125th Anniversary, a milestone few companies are able to attain. In the first quarter we announced an agreement to acquire of Flatbush Federal Savings and Loan Association, and completed the transaction in the fourth quarter adding three branches to our expanding Brooklyn network. Northfield also adopted a plan of conversion, setting in motion a strategic decision to become a fully public company and move away from the mutual holding company format, and I’m pleased that the strong participation of our depositors and the community resulted in a successful stock offering that closed today.”

Continuing, Mr. Alexander added, “Financial performance in 2012 remained strong. Loan growth was robust with an almost 16 percent increase in total loans, driven by a 33 percent increase in multifamily loans. Notwithstanding a challenging interest rate environment and continuing pressures on margins, we increased net interest income over five percent, and managed the net interest margin compression to only three basis points year over year. Additionally, asset quality continued to improve, with nonperforming assets decreasing on both a dollar and percentage basis. Non-performing assets to total assets were 1.30 percent at year end 2012.”

“We are excited about completing our stock offering,” added Mr. Alexander. “We believe our new structure presents the greatest opportunity for us to build long-term stockholder value. Additionally, we expect to reinstate our quarterly dividends and request approval from our regulators to allow us to pay a special $0.25 dividend as set forth in our offering documents.”

Financial Condition

Total assets increased $436.3 million (of which $240.6 million was related to our second step stock offering and $131.5 million was related to the acquisition of Flatbush Federal (the “Merger”)), or 18.4%, to $2.81 billion at December 31, 2012, from $2.38 billion at December 31, 2011. The increase was primarily attributable to increases in cash and cash equivalents of $63.5 million, securities available-for-sale of $176.9 million, net loans held-for-investment of $168.9 million and bank owned life insurance of $15.3 million.

Total loans increased $168.5 million to $1.24 billion at December 31, 2012, as compared to $1.07 billion at December 31, 2011. This includes $101.4 million of loans purchased and acquired in the Merger.

Originated loans held-for-investment, net, totaled $1.07 billion at December 31, 2012, as compared to $985.9 million at December 31, 2011. The increase was primarily due to an increase in multifamily real estate loans, which increased $151.8 million, or 33.1%, to $610.1 million at December 31, 2012, from $458.4 million at December 31, 2011. This was partially offset by a decrease in insurance premium loans of $59.1 million due to the sale of substantially all of the portfolio, a decrease of $7.9 million in one-to-four family loans and a decrease in commercial real estate loans of $11.6 million. Currently, management is primarily focused on originating multifamily loans, with less emphasis on other loan types.

Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $75.3 million at December 31, 2012, as compared to $88.5 million at December 31, 2011. The Company recorded accretion of interest income of $6.4 million for the year ended December 31, 2012.

The Company’s securities available-for-sale portfolio totaled $1.28 billion at December 31, 2012, compared to $1.10 billion at December 31, 2011. At December 31, 2012, $1.18 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.” The private label securities had an amortized cost of $7.5 million and an estimated fair value of $7.8 million at December 31, 2012. In addition to the above mortgage-backed securities, the Company held $74.4 million in corporate bonds which were all rated investment grade at December 31, 2012, and $13.0 million of equity investments in mutual funds, which focus on investments that qualify under the Community Reinvestment Act and money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $103.4 million at December 31, 2012, as compared to $49.7 million at December 31, 2011. The increase is primarily attributable to the funds received to purchase stock in our second step stock offering.

Total liabilities increased $404.1 million, or 20.3%, to $2.40 billion at December 31, 2012, from $1.99 billion at December 31, 2011. The increase was primarily attributable to an increase in deposits of $463.3 million, of which $240.6 million was from our second step stock offering, partially offset by a decrease in borrowings of $62.8 million.

The increase in deposits for the year ended December 31, 2012 was due to a $372.0 million, or 48.6%, increase in savings and money market accounts from December 31, 2011 (including $240.6 million of deposits from the second step stock offering and $38.4 million in deposits as a result of the Merger), and a $79.1 million, or 31.9%, increase in transaction accounts as compared to December 31, 2011 (including $5.5 million in deposits as a result of the Merger) and a $12.3 million, or 2.6%, increase in certificates of deposit accounts (including $67.6 million in deposits as a result of the Merger).

Borrowings decreased by $62.8 million, or 13.0%, to $419.1 million at December 31, 2012, from $481.9 million at December 31, 2011. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity and to a lesser extent as part of leverage strategies. The following is a table of borrowing maturities (except capitalized leases and short-term borrowings) and the weighted average rate by year (dollars in thousands):

Year	Amount	Weighted Avg. Rate
2013	$72,347	3.60%
2014	66,500	2.90%
2015	114,500	2.63%
2016	108,910	2.18%
2017	50,003	1.41%
2018	2,000	3.39%

	$414,260	2.58%

Total stockholders’ equity increased by $32.2 million to $414.9 million at December 31, 2012, from $382.7 million at December 31, 2011. This increase was primarily attributable to net income of $16.0 million for the year ended December 31, 2012, a $761,000 increase in accumulated other comprehensive income and a $21.0 million increase in additional paid-in capital primarily related to the Merger and to a lesser extent the recognition of compensation expense associated with equity awards. The increase was partially offset by $4.2 million in net stock repurchases and dividend payments of approximately $1.7 million. As previously announced, the Company temporarily suspended dividend payments pending the completion of the Company’s second-step conversion. This was done in response to a new regulation implemented by the Federal Reserve Board that requires a depositor vote to authorize our mutual holding company parent to waive its right to receive dividends from the Company.

Asset Quality

The following table details total non-performing assets, non-performing loans, troubled debt restructurings (TDR) on which interest is accruing, and accruing loans delinquent 30 to 89 days at December 31, 2012 and 2011. At December 31, 2012, the table includes $3.8 million of non-accruing loans held-for-sale and $823,000 of other real estate owned associated with the Merger.

	December 31, 2012	December 31, 2011
Non-accruing loans:
Held-for-investment	$10,348	$17,489
Held-for-sale	5,325	2,991
Non-accruing loans subject to restructuring agreements:
Held-for-investment	19,152	22,844
Held-for-sale	122	457

Total non-accruing loans	34,947	43,781

Loans 90 days or more past due and still accruing:
Held-for-investment	621	85

Total non-performing loans	35,568	43,866
Other real estate owned	870	3,359

Total non-performing assets	$36,438	$47,225

Non-performing loans to total loans	2.85%	4.07%

Non-performing assets to total assets	1.30%	1.99%

Loans subject to restructuring agreements and still accruing	$25,697	$18,349

Accruing loans 30 to 89 days delinquent	$14,780	$21,067

Total Non-accruing Loans

Total non-accruing loans decreased $8.8 million to $35.0 million at December 31, 2012, from $43.8 million at December 31, 2011. This decrease in 2012 was primarily attributable to $3.4 million of loans held-for-sale being sold, $3.2 million of loans returning to accrual status, $517,000 of pay-offs and principal pay-downs, $2.2 million of charge-offs, the sale of $7.7 million of loans held-for-investment, and the transfer of $166,000 to other real estate owned. The above decreases in non-accruing loans during the year ended December 31, 2012 were partially offset by $4.2 million of loans being placed on non-accrual status, the acquisition of $3.8 million of non-accrual loans as a result of the Merger and advances of $561,000 during the year ended December 31, 2012.

Delinquency Status of Total Non-accruing Loans

Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be on non-accrual status.

The following tables detail the delinquency status of non-accruing loans (held-for-investment and held-for-sale) at December 31, 2012, and December 31, 2011 (dollars in thousands). All delinquent loans in the following two tables are classified as held-for-investment, with the exception of $5.4 million and $3.4 million of loans held-for-sale at December 31, 2012 and 2011. At December 31, 2012, the table includes $3.8 million of one-to-four family non-accruing loans held-for-sale as a result of the Merger.

	December 31, 2012
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$15,646	$442	$6,337	$22,425
One -to- four family residential	356	649	5,328	6,333
Construction and land	2,070	—	—	2,070
Multifamily	—	—	1,169	1,169
Home equity and lines of credit	107	—	1,587	1,694
Commercial and industrial loans	532	—	724	1,256

Total non-accruing loans	$18,711	$1,091	$15,145	$34,947

	December 31, 2011
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$16,395	$3,613	$14,651	$34,659
One -to- four family residential	210	595	533	1,338
Construction and land	1,709	—	422	2,131
Multifamily	523	—	1,652	2,175
Home equity and lines of credit	102	—	1,664	1,766
Commercial and industrial loans	553	—	1,022	1,575
Insurance premium loans	—	—	137	137

Total non-accruing loans	$19,492	$4,208	$20,081	$43,781

Loans Subject to Restructuring Agreements

Included in non-accruing loans are loans subject to restructuring agreements totaling $19.3 million and $23.3 million at December 31, 2012 and December 31, 2011, respectively. At December 31, 2012, $16.0 million, or 83.0% of the $19.3 million of loans subject to restructuring agreements, were performing in accordance with their restructured terms, as compared to $19.2 million, or 82.3%, at December 31, 2011.

The Company also holds loans subject to restructuring agreements that are on accrual status, which totaled $25.7 million and $18.3 million at December 31, 2012 and December 31, 2011, respectively. At December 31, 2012, all of these loans were performing in accordance with their restructured terms.

The following table details the amounts and categories of the loans subject to restructuring agreements by loan type as of December 31, 2012 and December 31, 2011 (dollars in thousands).

	At December 31, 2012		At December 31, 2011
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$16,046	$21,785	$20,420	$13,389
One- to four-family residential	612	569	—	2,532
Construction and land	2,070	—	1,709	—
Multifamily	—	2,041	523	1,552
Home equity and lines of credit	96	356	102	—
Commercial and industrial	451	946	547	876

Total	$19,275	$25,697	$23,301	$18,349

Performing in accordance with restructured terms	82.96%	100.00%	82.34%	69.03%

Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $536,000 to $621,000 at December 31, 2012 from $85,000 at December 31, 2011. Loans 90 days or more past due and still accruing at December 31, 2012 are considered well-secured and in the process of collection.

Other real estate owned declined to $870,000 at December 31, 2012 from $3.4 million at December 31, 2011 due primarily to sales. At December 31, 2012, $823,000 of other real estate owned is associated with the Merger.

Delinquency Status of Accruing Loans 30-89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status at December 31, 2012 totaled $14.8 million, a decrease of $6.3 million from the December 31, 2011, balance of $21.1 million. The following tables set forth delinquencies for accruing loans by type and by amount at December 31, 2012 and December 31, 2011 (dollars in thousands). At December 31, 2012, the table includes $1.3 million of one-to-four family and $218,000 of multifamily delinquent loans associated with the Merger.

	December 31, 2012	December 31, 2011
Real estate loans:
Commercial	$4,736	$8,404
One- to four-family residential	5,584	2,258
Construction and land	159	3,041
Multifamily	2,731	6,468
Home equity and lines of credit	44	30
Commercial and industrial loans	1,467	207
Insurance premium loans	—	568
Other loans	59	91

Total delinquent accruing loans	$14,780	$21,067

PCI Loans (Held-for-Investment)

Asset quality of PCI loans improved from December 31, 2011. At December 31, 2012, based on recorded contractual principal, 5.4% of PCI loans were past due 30 to 89 days, and 11.6% were past due 90 days or more, as compared to 9.0% and 16.1%, respectively, at December 31, 2011.

Results of Operations

Comparison of Operating Results for the Three Months Ended December 31, 2012 and 2011

Net income was $3.2 million and $3.8 million for the quarters ended December 31, 2012 and 2011, respectively. Significant variances from the comparable prior year period are as follows: a $231,000 increase in net interest income, a $5.6 million decrease in the provision for loan losses, a $3.8 million decrease in non-interest income, a $320,000 increase in non-interest expense, and a $2.3 million increase in income tax expense.

Net interest income for the quarter ended December 31, 2012 increased $231,000, or 1.3%, as the $36.3 million increase in our net interest-earning assets more than offset the 18 basis point decrease in our net interest margin to 2.96%. The increase in average interest-earning assets was due primarily to increases in average loans outstanding of $130.3 million and in mortgage-backed securities of $79.2 million, partially offset by a decrease in other securities of $41.6 million. The December 31, 2012 quarter included loan prepayment income of $559,000 compared to $317,000 for the quarter ended December 31, 2011. Rates paid on interest-bearing liabilities decreased 24 basis points to 1.09% for the current quarter as compared to 1.33% for the prior year comparable period. This was offset by a 38 basis point decrease in yields earned on interest earning assets to 3.85% for the current quarter ended December 31, 2012 as compared to 4.23% for the comparable quarter in 2011.

The provision for loan losses decreased $5.6 million, or 74.9%, to $1.9 million for the quarter ended December 31, 2012 from $7.5 million for the quarter ended December 31, 2011. The decrease in the provision for loan losses was due primarily to a decrease in charge-offs, a shift in the composition of our loan portfolio to multifamily loans, which generally require lower general reserves than our other commercial real estate loans, and a decrease in non-performing loans and other asset quality indicators during the quarter ended December 31, 2012. During the quarter ended December 31, 2012, the Company recorded net charge-offs of $2.5 million (including $1.2 million related to loans transferred to held-for-sale) compared to net charge-offs of $6.1 million (including $4.0 million related to loans transferred to held-for-sale) for the quarter ended December 31, 2011.

Non-interest income decreased $3.8 million, or 72.2%, to $1.5 million for the quarter ended December 31, 2012 from $5.3 million for the quarter ended December 31, 2011. This decrease was primarily a result of a $3.6 million bargain purchase gain, net of tax, recorded in the fourth quarter of 2011.

Non-interest expense increased $320,000, or 2.6%, for the quarter ended December 31, 2012 compared to the quarter ended December 31, 2011, due primarily to a $170,000 increase in occupancy expense primarily related to new branches and the renovation of existing branches, a $189,000 increase in data processing fees as a result of an increase in the number of customers we serve and a $214,000 increase in other expenses partially offset by a $310,000 decrease in compensation and employee benefits of which $350,000 is related to a decrease in mark to market of deferred compensation.

The Company recorded income tax expense of $1.8 million for the quarter ended December 31, 2012 compared to an income tax benefit $466,000 for the quarter ended December 31, 2011. The effective tax rate (benefit rate) for the quarter ended December 31, 2012 was 35.5%, as compared to (13.9%) for the quarter ended December 31, 2011. The increase in the effective tax rate was primarily attributable to certain merger related expenses from the Flatbush Federal transaction which are not deductible for tax purposes and the recording of the bargain purchase gain net of tax expense in non-interest income during 2011.

Comparison of Operating Results for the Year Ended December 31, 2012 and 2011

Net income was $16.0 million and $16.8 million for the year ended December 31, 2012 and 2011, respectively. Significant variances from the comparable prior year period are as follows: a $3.3 million increase in net interest income, a $9.1 million decrease in the provision for loan losses, a $3.2 million decrease in non-interest income, a $7.5 million increase in non-interest expense, and a $2.4 million increase in income tax expense.

Net interest income increased $3.3 million, or 5.0%, as average net interest-earning assets increased by $33.2 million to $429.8 million more than offset the three basis point decrease in our net interest margin to 2.98%. The increase in average interest-earning assets was due primarily to a $171.7 million increase in average loans outstanding, which was partially offset by a $7.4 million decrease in interest-earning assets in other financial institutions, a $21.6 million decrease in mortgage-backed securities, and a $14.5 million decrease in other securities. The year ended December 31, 2012, included loan prepayment income of $1.5 million compared to $812,000 for the year ended December 31, 2011. Rates paid on interest-bearing liabilities decreased 22 basis points to 1.20% from 1.42% for the prior-year comparable period. This was partially offset by a 21 basis point decrease in yields earned on interest-earning assets to 3.96% from 4.17% for the prior-year comparable period.

The provision for loan losses decreased $9.1 million, or 71.9%, to $3.5 million for the year ended December 31, 2012, from $12.6 million for the year ended December 31, 2011. The decrease in the provision for loan losses was due primarily to a decrease in charge-offs, a shift in the composition of our loan portfolio to multifamily loans, which generally require lower general reserves than our other commercial real estate loans, and a decrease in non-performing loans and other asset quality indicators during the year ended December 31, 2012, compared to the year ended December 31, 2011. The Company recorded net charge-offs of $3.9 million (including $1.2 million related to loans transferred to held-for-sale) and $7.6 million (including $4.0 million related to loans transferred to held-for-sale) during the years ended December 31, 2012 and 2011, respectively.

Non-interest income decreased $3.2 million, or 27.5%, to $8.6 million for the year ended December 31, 2012 as compared to $11.8 million for the year ended December 31, 2011. This decrease was primarily a result of a non-recurring $3.6 million bargain purchase gain, net of tax, during 2011 partially offset by a decrease in losses on other-than-temporary-impairment of securities of $385,000.

Non-interest expense increased $7.5 million, or 18.0%, to $49.0 million for the year ended December 31, 2012, from $41.5 million for the year ended December 31, 2011, due primarily to a $2.5 million increase in compensation and employee benefits primarily resulting from increased staff associated with branch openings and acquisitions, a $1.9 million increase in occupancy expense and a $ 259,000 increase in furniture and equipment expense each primarily relating to new branches and the renovation of existing branches, a $964,000 increase in data processing fees primarily related to conversion costs associated with the FDIC-assisted transaction, a $945,000 increase in professional fees related to merger activity, and an increase in other non-interest expense of $904,000 primarily related to costs associated with other real estate owned.

The Company recorded income tax expense of $8.9 million for the year ended December 31, 2012, compared to $6.5 million for the year ended December 31, 2011. The effective tax rate for the year ended December 31, 2012, was 35.7%, as compared to 27.8% for the year ended December 31, 2011. The increase in the effective tax rate was primarily attributable to certain merger related expenses from the Flatbush Federal transaction which is not deductible for tax purposes and the recording of the bargain purchase gain net of tax expense in non-interest income during 2011.

About Northfield Bank

Northfield Bank, founded in 1887, operates 29 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts)

	At December 31, 2012	At December 31, 2011
	(unaudited)	(audited)
Selected Financial Condition Data:
Total assets	$2,813,201	$2,376,918
Cash and cash equivalents	128,761	65,269
Trading securities	4,677	4,146
Securities available-for-sale, at estimated fair value	1,275,631	1,098,725
Securities held-to-maturity	2,220	3,617
Loans held-for-sale	5,447	3,900
Loans held-for-investment:
Purchased credit-impaired (PCI) loans (1)	75,349	88,522
Loans acquired	101,433	—
Originated loans, net	1,066,200	985,945

Total loans held-for-investment, net	1,242,982	1,074,467
Allowance for loan losses	(26,424)	(26,836)

Net loans held-for-investment	1,216,558	1,047,631
Non-performing loans:
Held-for-investment (2)	30,121	40,418
Held-for-sale (2)	5,447	3,448

Total non-performing loans	35,568	43,866

Other real estate owned	870	3,359
Bank owned life insurance	93,042	77,778
Federal Home Loan Bank of New York stock, at cost	12,092	12,677

Borrowed funds	419,122	481,934
Deposits	1,956,860	1,493,526
Total liabilities	2,398,328	1,994,268
Total stockholders’ equity	$414,873	$382,650

Total shares outstanding	40,216,999	40,518,591

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Selected Operating Data:
Interest income	$23,350	$23,862	$91,539	$91,017
Interest expense	5,392	6,135	22,644	25,413

Net interest income before provision for loan losses	17,958	17,727	68,895	65,604
Provision for loan losses	1,875	7,472	3,536	12,589

Net interest income after provision for loan losses	16,083	10,255	65,359	53,015
Non-interest income:
Bargain purchase gain (net of tax)	—	3,560	—	3,560
Non-interest income (other)	1,471	1,736	8,586	8,275
Non-interest expense	12,527	12,207	48,998	41,530

Income before income tax expense	5,027	3,344	24,947	23,320
Income tax expense	1,786	(466)	8,916	6,497

Net income	$3,241	$3,810	$16,031	$16,823

Basic earnings per share (3)	$0.06	$0.07	$0.30	$0.30

Diluted earnings per share (3)	$0.06	$0.07	$0.29	$0.30

NORTHFIELD BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three				At or For the
	Months Ended				Year Ended
	December 31,				December 31,
	2012		2011		2012		2011
Selected Financial Ratios:

Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.50%		0.63%		0.65%		0.72%
Return on equity (ratio of net income to average equity)	3.16		3.92		4.08		4.27
Average equity to average total assets	15.78		16.10		15.94		16.95
Interest rate spread	2.76		2.90		2.76		2.75
Net interest margin	2.96		3.14		2.98		3.01
Efficiency ratio (5)	64.48		53.02		63.24		53.63
Non-interest expense to average total assets	1.93		2.02		1.99		1.79
Average interest-earning assets to average interest-bearing liabilities	122.70		122.39		122.83		122.23
Asset Quality Ratios:
Non-performing assets to total assets	1.30		1.99		1.30		1.99
Non-performing loans to total loans (6)	2.85		4.07		2.85		4.07
Allowance for loan losses to originated non-performing loans held-for-investment (8)	87.73		66.40		87.73		66.40
Allowance for loan losses to total loans held-for-investment, net (9)	2.13		2.50		2.13		2.50
Allowance for loan losses to originated loans held-for-investment, net (7)	2.48		2.72		2.48		2.72
Annualized net charge-offs to total average loans	0.85		2.18		0.36		0.78
Provision for loan losses as a multiple of net charge-offs	0.74	x	1.29	x	0.90	x	1.74	x

(1)	Acquired from the Federal Deposit Insurance Corporation
(2)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in originated loans held-for-investment, net and non-performing loans held-for-sale.
(3)	Basic net income per common share is calculated based on 55,133,655 and 54,286,578 average shares outstanding for the three months ended December 31, 2012, and December 31, 2011, respectively. Basic net income per common share is calculated based on 54,339,467 and 56,216,794 average shares outstanding for the year ended December 31, 2012, and December 31, 2011, respectively. Diluted earnings per share is calculated based on 56,072,356 and 55,005,192 average shares outstanding for the three months ended December 31, 2012 and December 31, 2011, respectively. Diluted earnings per share is calculated based on 55,115,680 and 56,842,888 average shares outstanding for the year ended December 31, 2012 and December 31, 2011, respectively. The share amounts have been restated as a result of the completion of the second-step conversion at a ratio of 1.4029.
(4)	Annualized when appropriate.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.
(7)	Excludes PCI and acquired loans held-for-investment.
(8)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.
(9)	Includes PCI and acquired loans held-for-investment.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Quarter Ended December 31,
	2012			2011
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (5)	$1,182,946	$16,327	5.49%	$1,052,652	$15,770	5.94%
Mortgage-backed securities	1,079,291	6,373	2.35	1,000,083	7,195	2.85
Other securities	92,672	486	2.09	134,264	776	2.29
Federal Home Loan Bank of New York stock	13,596	156	4.56	11,387	96	3.34
Interest-earning deposits in financial institutions	42,713	8	0.07	41,630	25	0.24

Total interest-earning assets	2,411,218	23,350	3.85	2,240,016	23,862	4.23
Non-interest-earning assets	174,435			152,294

Total assets	$2,585,653			$2,392,310

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,012,941	$1,119	0.44	$835,074	$1,191	0.57
Certificates of deposit	489,003	1,286	1.05	523,714	1,661	1.26

Total interest-bearing deposits	1,501,944	2,405	0.64	1,358,788	2,852	0.83
Borrowed funds	463,254	2,987	2.57	471,507	3,283	2.76

Total interest-bearing liabilities	1,965,198	5,392	1.09	1,830,295	6,135	1.33
Non-interest bearing deposit accounts	193,217			158,332
Accrued expenses and other liabilities	19,094			18,429

Total liabilities	2,177,509			2,007,056
Stockholders’ equity	408,144			385,254

Total liabilities and stockholders’ equity	$2,585,653			$2,392,310

Net interest income		$17,958			$17,727

Net interest rate spread (2)			2.76			2.90

Net interest-earning assets (3)	$446,020			$409,721

Net interest margin (4)			2.96%			3.14%
Average interest-earning assets to interest-bearing liabilities			122.70			122.39

(1)	Average yields and rates for the three months ended December 31, 2012, and 2011 are annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Includes non-accruing loans.

NORTHFIELD BANCORP, INC.

ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)

	For the Year Ended December 31,
	2012			2011
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (5)	$1,100,632	$61,514	5.59%	$928,904	$55,066	5.93%
Mortgage-backed securities	1,039,677	26,791	2.58	1,061,308	32,033	3.02
Other securities	116,664	2,588	2.22	131,136	3,314	2.53
Federal Home Loan Bank of New York stock	13,391	591	4.41	10,459	439	4.20
Interest-earning deposits in financial institutions	41,462	55	0.13	48,903	165	0.34

Total interest-earning assets	2,311,826	91,539	3.96	2,180,710	91,017	4.17
Non-interest-earning assets	153,827			141,466

Total assets	$2,465,653			$2,322,176

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$917,210	$4,234	0.46	$741,130	$4,651	0.63
Certificates of deposit	480,194	5,603	1.17	566,619	7,600	1.34

Total interest-bearing deposits	1,397,404	9,837	0.70	1,307,749	12,251	0.94
Borrowed funds	484,687	12,807	2.64	476,413	13,162	2.76

Total interest-bearing liabilities	1,882,091	22,644	1.20	1,784,162	25,413	1.42
Non-interest bearing deposit accounts	173,854			131,224
Accrued expenses and other liabilities	16,802			13,260

Total liabilities	2,072,747			1,928,646
Stockholders’ equity	392,906			393,530

Total liabilities and stockholders’ equity	$2,465,653			$2,322,176

Net interest income		$68,895			$65,604

Net interest rate spread (2)			2.76			2.75
Net interest-earning assets (3)	$429,735			$396,548

Net interest margin (4)			2.98%			3.01%
Average interest-earning assets to interest-bearing liabilities			122.83			122.23

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Includes non-accruing loans.

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